Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202837

PROSPECTUS

HANSEN MEDICAL, INC.

68,887,646 Shares of Common Stock

This prospectus relates to the offer for sale by existing holders of our common stock named in this prospectus of 68,887,646 shares of our common stock, par value $0.0001 per share, which includes 8,607,903 shares of our common stock issuable upon the exercise of warrants, which are held by the selling stockholders named in this prospectus. The existing holders of our common stock and warrants exercisable for common stock are referred to as the “selling stockholders” throughout this prospectus. All references to “Hansen Medical,” “Hansen,” the “Company,” “we,” “us,” “our,” or similar references refer to Hansen Medical, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. The selling stockholders may sell these shares of common stock from time to time in one or more transactions, through brokered transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling stockholders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including any Securities and Exchange Commission filing fees. The selling stockholders will be responsible for all costs and expenses in connection with the sale of their respective shares of common stock, including any brokerage commissions or dealer discounts.

Our common stock is currently traded on The NASDAQ Global Market under the symbol “HNSN.” On April 10, 2015, the last reported sales price for our common stock was $0.80 per share.

Investing in our common stock involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2015.

ABOUT THIS PROSPECTUS

This prospectus, which is part of a registration statement filed with the Securities and Exchange Commission (“SEC”), does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein. See “Where You Can Find Additional Information” and “Information Incorporated by Reference”.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find Additional Information” on page 9 of this prospectus.

Our Business

We develop, manufacture and sell a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Our Sensei® Robotic Catheter System, or Sensei system, is designed to allow physicians to instinctively navigate flexible catheters with solid stability and control in electrophysiology procedures. Our Magellan™ Robotic System is designed to allow physicians to instinctively navigate flexible catheters in the vasculature. We believe our systems and the corresponding disposable catheters will enable physicians to perform procedures that historically have been too difficult or time consuming to accomplish routinely with manually-controlled, hand-held catheters and catheter-based technologies, or that we believe could be accomplished only by the most skilled physicians. We believe that our systems have the potential to benefit patients, physicians, hospitals and third-party payors by improving outcomes and permitting complex procedures to be performed interventionally.

We market our products in the United States primarily through a direct sales force of regional sales employees, supported by clinical account managers who provide training, clinical support and other services to our customers. Outside the United States, we use a combination of a direct sales force and distributors to market, sell and support our products.

Company Information

We were incorporated in Delaware in September 2002 under the name AutoCath, Inc. and changed our name to Hansen Medical, Inc. in March 2003. The address of our principal executive office is 800 East Middlefield Road, Mountain View, California 94043, and our telephone number is (650) 404-5800. Our website address is www.hansenmedical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

Description of the Private Placements

In August 2013, the Company consummated a private placement of an aggregate of 28,455,284 shares of the Company’s common stock and warrants to purchase an aggregate of 34,146,339 shares of common stock, with gross proceeds to the Company of approximately $39.3 million. Warrants exercisable to purchase an aggregate of 11,382,113 shares of common stock were exchanged in February 2014, and warrants exercisable to purchase an aggregate of 20,442,346 shares of common stock were cancelled and exchanged for new warrants in August 2014 as described below. The remaining warrants are exercisable through August 8, 2015, for an aggregate of 2,321,880 shares of common stock with (i) Series B Warrants exercisable for an aggregate of 1,160,940 shares of common stock with an exercise price of $1.50 per share and (ii) Series C Warrants exercisable for an aggregate of 1,160,940 shares of common stock with an exercise price of $2.00 per share, and if all of the warrants are fully exercised, would result in gross proceeds to the Company of approximately $4.1 million. The private placement was made to “accredited investors” as defined by Rule 501(a) promulgated under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. In accordance with the registration rights the Company granted in the investor rights agreement entered into in connection with the private placement, on November 8, 2013, the Company registered for resale by the selling stockholders the shares of the Company’s common stock issued in the private placement and the shares of the Company’s common stock issuable upon exercise of the warrants issued in the private placement on Registration Statement No. 333-192216.

In August 2014, the Company exchanged 10,221,173 of the Company’s outstanding Series B Warrants and 10,221,173 of the Company’s outstanding Series C Warrants for newly issued warrants to purchase an aggregate of 26,728,369 shares of common stock. Of the newly issued warrants, 20,442,346 were subject to mandatory exercise and were exercised in August 2014 at an exercise price of $1.13 per share, resulting in gross proceeds to the Company of approximately $23.1 million. The remaining newly issued warrants are exercisable for a period of five years for an aggregate of 6,286,023 shares of common stock with an exercise price of $1.13 per share, and if fully exercised, would result in additional gross proceeds to the Company of approximately $7.1 million.

The remaining Series B Warrants and Series C Warrants not included in the exchange will remain outstanding until their exercise or expiration.

The exchange was a private placement of shares of our common stock and warrants to purchase shares of common stock to “accredited investors” as defined by Rule 501(a) promulgated under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. In accordance with the registration rights we granted in the investor rights agreement entered into in connection with the private placement, we are registering for resale by the selling stockholders described herein the shares of our common stock issued in the private placement and the shares of our common stock issuable upon exercise of the warrants issued in the private placement.

THE OFFERING

Common stock offered by the selling stockholders	Up to 68,887,646 shares of our common stock.

Common stock outstanding prior to the offering	133,107,916 (1)

Common stock to be outstanding after the offering	133,107,916 (1)

Use of Proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling stockholders. We may receive proceeds from the exercise of the warrants to purchase our common stock; if the warrants exercised in full, we would receive gross proceeds of approximately $11.2 million. Any such proceeds will be used primarily for working capital and general corporate purposes.

The NASDAQ Global Market Symbol	Our common stock is currently traded on The NASDAQ Global Market under the symbol “HNSN.”

(1)	Based upon the total number of issued and outstanding shares as of March 17, 2015, excluding the 8,607,903 shares of our common stock that may be issued upon the exercise of the warrants held by the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the specific risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference into this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find Additional Information” on page 9 of this prospectus and “Information Incorporated by Reference” on page 10 of this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in these documents contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

•	our ability to increase market adoption for our products;

•	the rate at which our systems are used and our body of clinic data grows;

•	our execution of plans to grow and expand our sales and marketing capabilities;

•	our developmental efforts to reduce product costs and add new features and functionality;

•	our ability to manage our manufacturing processes, including third party manufacturers;

•	our ability to maintain existing regulatory clearances, expand approvals for existing products and obtain approvals of new products;

•	our ability to obtain and maintain intellectual property protection for our products;

•	our ability to recruit and retain key personnel;

•	our financing needs and the use of the proceeds from the exercise of warrants held by selling stockholders; and

•	the impact of credit, financial and general economic conditions on the purchases of our products.

In addition, you should refer to the section of this prospectus entitled “Risk Factors” as well as the documents we have incorporated by reference for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from any offering under this prospectus. We will not receive any proceeds from the sales of shares of common stock covered by this prospectus by the selling stockholders. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling stockholders would pay us the exercise price of the warrants. If the warrants are exercised in full, we would receive gross proceeds of approximately $11.2 million. Any such proceeds will be used primarily for working capital and general corporate purposes.

DIVIDEND POLICY

To date, we have paid no cash dividends to our stockholders and we do not expect to pay cash dividends in the foreseeable future on our shares of common stock and are restricted from doing so under our existing loan documents.

PLAN OF DISTRIBUTION

The common stock being offered for resale by the selling stockholders under this prospectus consists of 68,887,646 shares of our common stock, which includes (i) 2,321,880 shares of our common stock issuable upon the exercise of warrants, held by the investors in our private placement which closed in August 2013 and (ii) 6,286,023 shares of our common stock issuable upon the exercise of warrants, held by the investors in our private placement which closed in August 2014. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock covered hereby (the “shares”) or their interests in the shares on The NASDAQ Global Market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law and applicable procedures and policies of the Company.

The selling stockholders may also sell the shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The anti-manipulation rules of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of common stock and the activities of the selling stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise. We are also required to pay certain fees and expenses of the selling stockholders incurred in connection with the sale of their shares of common stock, including certain fees and expenses of legal counsel and underwriters (excluding any underwriting discounts or commissions). In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We have agreed to register or qualify the selling stockholder’s shares in these states as necessary, subject to certain restrictions.

SELLING STOCKHOLDERS

This prospectus covers the resale of shares of our common stock and shares of our common stock issuable upon the exercise of warrants, which we sold in private placements to the selling stockholders as “accredited investors” as defined by Rule 501(a) promulgated under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any part of, all or none of the shares listed below. We are required, under an investor rights agreement, to register for resale the shares of our common stock described in the table below. We are registering the shares to permit each selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”

The following table provides information regarding the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders, including shares issuable upon exercise of the warrants, and the number of shares of common stock that may be offered by the selling stockholders under this prospectus. Warrants held by the selling stockholders exercisable for an aggregate 2,321,880 shares of common stock are immediately exercisable in whole or in part and expire August 9, 2015, subject to certain limitations, and warrants by the selling stockholders exercisable for an aggregate 6,286,023 shares of common stock are immediately exercisable in whole or in part and expire August 12, 2019, subject to certain limitations. Pursuant to the terms of the warrants, if certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. Except as set forth below, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC. Except as otherwise indicated, we believe the selling stockholders listed in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage of Common Stock Beneficially Owned Prior to Offering (1)	Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following Offering (1)(2)	Percentage of Common Stock Beneficially Owned Following Offering (1)(2)
Schuler Family Foundation (3)	23,024,446	17.0%	22,895,134	129,312	*
Tino Hans Schuler Trust (4)	1,299,417	1.0%	1,299,417	0	*
Tanya Eve Schuler Trust (4)	1,299,417	1.0%	1,299,417	0	*
Therese Heidi Schuler Trust (4)	1,299,417	1.0%	1,299,417	0	*
Oracle Partners, LP (5)	19,745,841	14.7%	14,238,325	5,507,516	4.1%
Oracle Ten Fund Master, LP (6)	4,968,929	3.7%	3,582,991	1,385,938	1.0%
Oracle Institutional Partners, LP (7)	2,767,658	2.1%	1,995,702	771,956	*
Feinberg Family Trust (8)	4,127,237	3.1%	3,977,237	150,000	*
Vaughn Bryson (9)	497,155	*	497,155	0	*
Garo H. Armen IRA (10)	397,725	*	397,725	0	*
Michael Gordon (10)	397,725	*	397,725	0	*
Dr. Stephen Newman (11)	288,861	*	198,861	90,000	*
Yared Nadim (12)	124,972	*	29,829	95,143	*
Kevin Hykes (13)	818,101	*	69,601	748,500	*
William R. Rohn and Mary Jane Rohn Family Trust (14)	335,433	*	244,600	90,833	*
Marjorie L. Bowen (15)	191,051	*	136,262	54,789	*
Catherine H. Kennedy Revocable Trust (16)	1,491,463	1.1%	1,491,463	0	*
Christine K. Browner Revocable Trust (17)	745,732	*	745,732	0	*
Lawrence T. Kennedy, Jr. Revocable Trust (17)	745,732	*	745,732	0	*
Central Park Associates, LLC (17)	745,732	*	745,732	0	*
Martha K. Lord Revocable Trust (16)	1,491,463	1.1%	1,491,463	0	*
Peter M. Kennedy Revocable Trust (17)	745,732	*	745,732	0	*
WW Associates, LP (18)	3,977,235	3.0%	3,977,235	0	*
Mathew Strobeck (19)	4,471,544	3.4%	4,471,544	0	*
Noowosh, L.P. (20)	1,920,556	1.4%	1,913,615	6,941	*

*	Represents less than 1%.
(1)	Shares beneficially owned include shares of our common stock and shares of common stock issuable upon exercise of the warrants and assumes all shares offered hereby are sold by the selling stockholders as of March 11, 2015. Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after March 17, 2015. Calculated on the basis of 133,107,916 shares of common stock, which is the number of shares of Company common stock outstanding as of March 17, 2015, excluding the 8,607,903 shares of our common stock that may be issued upon the exercise of the warrants held by the selling stockholders. In calculating the percentage for each selling stockholder, the shares of common stock issuable upon exercise of the warrants are treated as shares outstanding for that selling stockholder but are not treated as outstanding for any other person. Pursuant to the terms of the warrants, certain of the warrants may not be exercised by a selling stockholder to the extent such exercise would cause the holder of such warrant (together with their affiliates) to beneficially own more than 19.99% of our common stock then outstanding.
(2)	The selling stockholders may offer and sell all or any part of the common stock covered by this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholders after the completion of this offering.
(3)	Number of shares being offered includes 2,302,618 shares of common stock issuable upon the exercise of warrants acquired in the private placements. Jack W. Schuler is a member of our board of directors and shares the voting and dispositive power in respect of the 15,015,064 shares owned by the Schuler Family Foundation. However, certain of the warrants may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the common stock of the Company then outstanding.
(4)	Number of shares being offered includes 130,685 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(5)	Number of shares being offered includes 1,431,983 shares of common stock issuable upon the exercise of warrants acquired in the private placements. However, certain of the warrants may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the common stock of the Company then outstanding. Oracle Associates, LLC serves as the general partner of Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP. Mr. Feinberg serves as the managing member of Oracle Associates, LLC, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP and hereby disclaims all beneficial ownership except to the extent of his pecuniary interest therein.
(6)	Number of shares being offered includes 360,350 shares of common stock issuable upon the exercise of warrants acquired in the private placements. However, certain of the warrants may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the common stock of the Company then outstanding. Oracle Associates, LLC serves as the general partner of Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP. Mr. Feinberg serves as the managing member of Oracle Associates, LLC, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP and hereby disclaims all beneficial ownership except to the extent of his pecuniary interest therein.

(7)	Number of shares being offered includes 200,712 shares of common stock issuable upon the exercise of warrants acquired in the private placements. However, certain of the warrants may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the common stock of the Company then outstanding. Oracle Associates, LLC serves as the general partner of Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP. Mr. Feinberg serves as the managing member of Oracle Associates, LLC, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, LP, Oracle Ten Fund Master, LP and Oracle Institutional Partners, LP and hereby disclaims all beneficial ownership except to the extent of his pecuniary interest therein.
(8)	Number of shares being offered includes 400,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(9)	Number of shares being offered includes 50,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(10)	Number of shares being offered includes 40,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(11)	Number of shares being offered includes 20,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements and 75,000 shares that Dr. Stephen Newman has the right to acquire upon the exercise of stock options within 60 days of March 17, 2015. Dr. Newman is a member of our board of directors.
(12)	Number of shares being offered includes 3,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements and 75,000 shares that Yared Nadim has the right to acquire upon the exercise of stock options within 60 days of March 17, 2015. Mr. Yared is a member of our board of directors
(13)	Securities beneficially owned by the reporting person through the Hykes Family 2013 Irrevocable Trust. Number of shares being offered includes 7,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements and 110,000 shares that Kevin Hykes has the right to acquire upon the exercise of stock options within 60 days of March 17, 2015. Mr. Hykes is a member of our board of directors.
(14)	Number of shares being offered includes 24,600 shares of common stock issuable upon the exercise of warrants acquired in the private placements and 80,833 shares that William Rohn has the right to acquire upon the exercise of stock options within 60 days of March 17, 2015. Mr. Rohn is a member of our board of directors and a beneficial owner of the shares held by the William R. Rohn and Mary Jane Rohn Family Trust.
(15)	Number of shares being offered includes 13,705 shares of common stock issuable upon the exercise of warrants acquired in the private placements and 45,000 shares that Marjorie L. Bowen has the right to acquire upon the exercise of stock options within 60 days of March 17, 2015. Ms. Bowen is a member of our board of directors.
(16)	Number of shares being offered includes 150,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(17)	Number of shares being offered includes 75,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(18)	Number of shares being offered includes 400,000 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(19)	Number of shares being offered includes 1,626,016 shares of common stock issuable upon the exercise of warrants acquired in the private placements.
(20)	Number of shares being offered includes 695,860 shares of common stock issuable upon the exercise of warrants acquired in the private placement.

DESCRIPTION OF SECURITIES

The class of securities offered under this prospectus is our common stock, which has been registered pursuant to Section 12 of the Exchange Act.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sidley Austin LLP, San Francisco, California. As of the date of this prospectus, a partner of Sidley Austin LLP beneficially owns an aggregate of 397,725 shares of our common stock and warrants exercisable for up to 40,000 shares of common stock.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hansen Medical, Inc. as of December 31, 2013 and for each of the two years in the period ended December 31, 2013, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. We also file reports, proxy statements, and other information with the SEC to comply with the Exchange Act and these reports, proxy statements, and other information, as well as the registration statement, can be inspected on the Internet at http://www.hansenmedical.com or through the SEC’s website at http://www.sec.gov. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the SEC at 1–800–SEC–0330. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus and any prospectus supplement and any information that we file with the SEC subsequent to this prospectus will automatically update and supersede this information. Our Exchange Act reports are filed under SEC file number 001-33151. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014;

•	Our Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 12, 2015; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 14, 2006.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Attention: Chief Financial Officer

(650) 404-5800